EXHIBIT 10.1
TIME WARNER CABLE INC.
2006 STOCK INCENTIVE PLAN, AS AMENDED
1. Purpose of the Plan
     The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining employees, directors and advisors and to motivate such employees, directors and advisors to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such employees, directors and advisors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.
2. Definitions
     The following capitalized terms used in the Plan have the respective meanings set forth in this Section:
(a)	“Act” means The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	“Affiliate” means any entity that is consolidated with the Company for financial reporting purposes or any other entity designated by the Board in which the Company or an Affiliate has a direct or indirect equity interest of at least twenty percent (20%), measured by reference to vote or value.

(c)	“Award” means an Option, Stock Appreciation Right, Restricted Stock or Other Stock-Based Award granted pursuant to the Plan.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Change in Control” means the occurrence of any of the following events:
     (i) any “Person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (other than (a) the Company or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (b) Time Warner Inc. or any successor to Time Warner Inc.) becomes the “Beneficial Owner” within the meaning of Rule 13d-3 promulgated under the Act of 30% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors at a time that Time Warner Inc. or any successor controls less than a majority of such voting power; excluding, however, any circumstance in which such beneficial ownership resulted from any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or by any entity controlling, controlled by, or under common control with, the Company;

     (ii) a change in the composition of the Board since the Effective Date, such that the individuals who, as of such date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by either (a) the vote of at least a majority of the directors then comprising the Incumbent Board or (b) Time Warner Inc., a successor to Time Warner Inc. or subsidiaries of Time Warner Inc. or a successor to Time Warner Inc., at a time that Time Warner Inc. or a successor to Time Warner Inc. controls a majority of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors of the Company, shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person or Entity other than the Board shall not be deemed a member of the Incumbent Board;
     (iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction either (a) by the person or persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction or (b) by the person or persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of Time Warner Inc. or any successor to Time Warner Inc. immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction, if such Corporate Transaction occurs at a time that Time Warner Inc. or a successor to Time Warner Inc. controls a majority of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors of the Company; or
     (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company.
(f)	“Code” means The Internal Revenue Code of 1986, as amended, or any successor thereto.

(g)	“Committee” means the Compensation Committee of the Board or its successor, or such other committee of the Board to which the Board has delegated power to act under or pursuant to the provisions of the Plan or a subcommittee of the

Compensation Committee (or such other committee) established by the Compensation Committee or such other committee.

(h)	“Company” means Time Warner Cable Inc., a Delaware corporation.

(i)	“Effective Date” means the date the Board approved the Plan (June 8, 2006).

(j)	“Employment” means (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates and (ii) a Participant’s services as a non-employee director, if the Participant is a non-employee member of the Board or the board of directors of an Affiliate; provided, however that unless otherwise determined by the Committee, a change in a Participant’s status from employee to non-employee (other than to a director of the Company or an Affiliate) shall constitute a termination of employment hereunder.

(k)	“Fair Market Value” means, on a given date, (i) if there should be a public market for the Shares on such date, the closing price of the Shares on the New York Stock Exchange, or, if the Shares are not listed or admitted on any national securities exchange, the average of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on the New York Stock Exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(l)	“ISO” means an Option that is also an incentive stock option granted pursuant to Section 6(d).

(m)	“Make-Up Awards” means a grant of Awards to Post-Separation TWCable Employees that may be made by the Committee if the Committee determines that such grant is necessary or appropriate to compensate Post-Separation TWCable Employees for any lost or decreased value of TWX Equity Compensation Awards that they hold immediately prior to the Separation due to the forfeiture of such TWX Equity Compensation Awards or a reduction in the time period to exercise any such TWX Equity Compensation Awards that are stock options.

(n)	“Option” means a stock option granted pursuant to Section 6.

(o)	“Option Price” means the price for which a Share can be purchased upon exercise of an Option, as determined pursuant to Section 6(a).

(p)	“Other Stock-Based Awards” means awards Granted pursuant to Section 9.

(q)	“Outstanding RSU” means an RSU that is outstanding immediately prior to the Separation.

(r)	“Participant” means an employee, prospective employee, director or advisor of the Company or an Affiliate who is selected by the Committee to participate in the Plan.

(s)	“Performance-Based Awards” means certain Other Stock-Based Awards granted pursuant to Section 9(b).

(t)	“Plan” means the Time Warner Cable Inc. 2006 Stock Incentive Plan, as amended from time to time.

(u)	“Post-Separation TWCable Employee” has the meaning ascribed thereto in the Separation Agreement.

(v)	“Ratio” means the quotient resulting from dividing (a) the grant date fair value of a share of Restricted Stock or other Stock-Based Award payable in Stock, as the case may be, as determined for financial reporting purposes (the “grant date fair value”) by (b) the grant date fair value of an Option with a ten-year term that becomes exercisable in installments of 25% on the first four anniversaries of the date of grant; provided, however, that if such grant date fair value is not available, the fair value shall be the fair value as determined for financial reporting purposes as of the most recently completed fiscal quarter of the Company for which financial statements and such valuation have been prepared.

(w)	“Recapitalization” has the meaning ascribed thereto in the Separation Agreement.

(x)	“Restricted Stock” means any Share granted under Section 8.

(y)	“RSU” means an Other Stock-Based Award which is a restricted stock unit award.

(z)	“RSU Agreement” means the Restricted Stock Unit Agreement between a holder of an Outstanding RSU and the Company governing the terms and conditions of the Outstanding RSU.

(aa)	“Separation” has the meaning ascribed thereto in the Separation Agreement.

(bb)	“Separation Agreement” means the Separation Agreement, dated as of May 20, 2008, among Time Warner Inc., the parent corporation of the Company, Time Warner Entertainment Company, L.P., TW NY Cable Holding Inc., Warner Communications Inc., Historic TW Inc. and American Television and Communications Corporation.

(cc)	“Separation Date” has the meaning ascribed thereto in the Separation Agreement.

(dd)	“Shares” means shares of Class A Common Stock of the Company, $.01 par value per share, unless and until the effective date of the Recapitalization, in which case, “Shares” shall mean shares of TWCable Common Stock.

(ee)	“Special Dividend” has the meaning ascribed thereto in the Separation Agreement.

(ff)	“Special Dividend Equivalent RSUs” means RSUs that are awarded under the Plan in lieu of any cash credit that would otherwise be made with respect to Outstanding RSUs as a result of the Special Dividend, as provided in the RSU Agreements, but only in respect of holders of Outstanding RSUs who elect to receive such additional RSUs in lieu of such cash credit, in accordance with such procedures established by the Committee. The aggregate number of each of (i) the Special Dividend Equivalent RSUs and (ii) the number of Shares underlying the Special Dividend Equivalent RSUs shall be the number that is equal to the otherwise applicable aggregate cash credits with respect to which holders of Outstanding RSUs elected to receive Special Dividend Equivalent RSUs, divided by the Fair Market Value of one Share after giving effect to the Special Dividend, as determined in accordance with procedures established by the Committee. Except as the Committee may otherwise provide, the Special Dividend Equivalent RSUs shall vest and be paid out on the same basis as the Outstanding RSUs to which they relate.

(gg)	“Stock Appreciation Right” means a stock appreciation right granted pursuant to Section 7.

(hh)	“Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto), of the Company.

(ii)	“TWCable Common Stock” has the meaning ascribed thereto in the Separation Agreement.

(jj)	“TWX Equity Compensation Award” has the meaning ascribed thereto in the Separation Agreement.

(kk)	“Yearly Share Limit” means the maximum aggregate number of Shares with respect to which Awards may be granted during a calendar year, net of any Shares which are subject to Awards (or portions thereof) which, during such year, terminate or lapse without payment of consideration, expressed as a percentage of the number of Shares outstanding on December 31 of the immediately preceding calendar year, as set out in Section 3 of the Plan.
3. Shares Subject to the Plan
     The total number of Shares which may be issued under the Plan is 100,000,000. Any Shares issued in connection with Awards other than Option or Stock Appreciation Rights shall be counted against this authorization as the number of Shares equal to the Ratio for every one Share issued in connection with such Award or by which the Award is valued by reference. Any shares issued in connection with Awards of Options or Stock Appreciation Rights shall be counted against this limit as one share for every one share issued. The maximum aggregate number of Shares with respect to which Awards may be granted during a calendar year, net of any Shares which are subject to Awards (or portions thereof) which, during such year, terminate or lapse without payment of consideration, shall be equal to 1.75% of the number of Shares outstanding on December 31 of the preceding calendar year; provided that for the year ended December 31, 2006 if such number of outstanding shares is less than one billion, such number shall be deemed to be one billion. The maximum number of Shares with respect to which Awards may be granted during a calendar year to any Participant shall be 1,500,000; provided that the maximum number of Shares that may be awarded in the form of Restricted Stock or Other Stock-Based Awards payable in Shares during any calendar year to any Participant shall be 1,500,000 divided by the Ratio. The number of Shares available for issuance under the Plan shall be reduced by the full number of Shares covered by Awards granted under the Plan (including, without limitation, the full number of Shares covered by any Stock Appreciation Right, regardless of whether any such Stock Appreciation Right or other Award covering Shares under the Plan is ultimately settled in cash or by delivery of Shares); provided, however, that the number of Shares covered by Awards (or portions thereof) that are forfeited or that otherwise terminate or lapse without the payment of consideration in respect thereof shall again become available for issuance under the Plan; and provided further that any Shares that are forfeited after the actual issuance of such Shares to a Participant under the Plan shall not become available for re-issuance under the Plan.
4. Administration
(a)	The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “independent directors” within the meaning of the New York Stock Exchange listed company rules (to the extent required), “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and, to the extent required by Section 162(m) of the Code (or any successor section thereto), “outside directors” within the meaning thereof. In addition, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided that such grants are consistent with guidelines established by the Committee from time to time.

(b)	The Committee shall have the full power and authority to make, and establish the terms and conditions of, any Award to any person eligible to be a Participant, consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its affiliates or a company acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan.

(c)	The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan, and may delegate such authority, as it deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

(d)	The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery of Shares or (b) having Shares withheld by the Company with a Fair Market Value equal to the minimum statutory withholding rate from any Shares that would have otherwise been received by the Participant.
5. Limitations
(a)	No Award may be granted under the Plan after the fifth anniversary of the first grant of an Award under the Plan, but Awards granted prior to such fifth anniversary may extend beyond that date.

(b)	No Option or Stock Appreciation Right, once granted hereunder, may be repriced.
6. Terms and Conditions of Options
     Options granted under the Plan shall be, as determined by the Committee, nonqualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine, and as evidenced by the related Award agreement:
(a)	Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted.

(b)	Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted, except as may be provided pursuant to Section 15.

(c)	Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6, the exercise date of an Option shall be the date a notice of exercise is received by the Company, together with provision for payment of the full purchase price in accordance with this Section 6(c). The purchase price for the Shares as to which an Option is exercised shall be paid to the Company, as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by check); (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles); (iii) partly in cash and partly in such Shares or (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such Sale equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Shares are issued to the Participant.

(d)	ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such non-qualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other person) due to the failure of an Option to qualify for any reason as an ISO.

(e)	Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.
7. Terms and Conditions of Stock Appreciation Rights
(a)	Grants. The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)	Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted; provided, however, that notwithstanding the foregoing in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares covered by Stock Appreciation Rights until the Shares are issued to the Participant.

(c)	Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted, except as may be provided pursuant to Section 15.
8. Restricted Stock
(a)	Grant. Subject to the provisions of the Plan, the Committee shall determine the number of Shares of Restricted Stock to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards; provided that, except with respect to Awards to members of the Company’s Board, not less than 95% of the Shares of Restricted Stock (other than those awarded pursuant to Section 8(d)) shall remain subject to forfeiture for at least three years after the date of grant, subject to earlier termination of such potential for forfeiture in whole or in part in the event of a Change in Control or the death, disability or other termination of the Participant’s employment.

(b)	Transfer Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the Plan or the applicable Award agreement. Certificates, or other evidence of ownership, issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company. After the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall deliver such certificates, or other evidence of ownership, to the Participant or the Participant’s legal representative.

(c)	Dividends. Dividends paid on any Shares of Restricted Stock may be paid directly to the Participant, withheld by the Company subject to vesting of the Restricted Shares pursuant to the terms of the applicable Award agreement, or may be reinvested in additional Shares of Restricted Stock, as determined by the Committee in its sole discretion.

(d)	Performance-Based Grants. Notwithstanding anything to the contrary herein, certain Shares of Restricted Stock granted under this Section 8 may, at the discretion of the Committee, be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto). The restrictions applicable to such Restricted Stock shall lapse based wholly or partially on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the criteria set forth in

Section 9(b) below. The Committee shall determine in its discretion whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify prior to the release of the restrictions on the Shares.
9. Other Stock-Based Awards
(a)	Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine the number of Shares to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable). The maximum amount of Other Stock-Based Awards that may be granted during a calendar year to any Participant shall be: (x) with respect to Other Stock-Based Awards that are denominated or payable in Shares, the number of Shares equal to 1,500,000 divided by the Ratio, and (y) with respect to Other Stock-Based Awards that are not denominated or payable in Shares, $10 million. Notwithstanding any other provision, with respect to Other Stock-Based Awards settled in Shares that are subject to time-based vesting, except with respect to Awards to members of the Company’s Board, not less than 95% of such Other Stock-Based Awards payable in Shares shall vest and become payable at least three years after the date of grant, subject to earlier termination of such potential for forfeiture in whole or in part in the event of a Change in Control or the death, disability or other termination of the Participant’s employment; provided that, for purposes of this sentence, any Other Stock-Based Awards granted by the Committee in its discretion as “Special Make-Up Awards” (as defined below) and Special Dividend Equivalent RSUs shall not be included in determining the percentage of Other Stock-Based Awards settled in Shares that are subject to time-based vesting that vest and become payable less than three years after the date of grant. For purposes of this Section 9(a), a “Special Make-Up Award” means a Make-Up Award that is intended to compensate for any lost or decreased value of a TWX Equity Compensation Award which is a restricted stock unit award or which makes up for a loss or forfeiture of the intrinsic value of a TWX Equity Compensation Award that is an option.

(b)	Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 9 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period of not less than one year established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) operating income before depreciation and amortization; (ii) operating income; (iii) earnings per share; (iv) return on shareholders’ equity; (v) revenues or sales; (vi) free cash flow; (vii) return on invested capital; (viii) total stockholder return; and (ix) revenue generating unit-based metrics. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code and Section 19 below, elect to defer payment of a Performance-Based Award.
10. Adjustments Upon Certain Events
     Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:
(a)	Generally. In the event of any change in the outstanding Shares (including, without limitation, the value thereof) after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 19), as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Awards (including limits established for Restricted Stock or Other Stock-Based Awards) may be granted during a calendar year to any Participant, (iii) the Option Price or exercise price of any Stock Appreciation Right and/or (iv) any other affected terms of such Awards. Notwithstanding the foregoing, in recognition of the Separation and the Special Dividend, (A) the number of Shares reserved for issuance pursuant to the Plan shall be increased by the number that is, as contemplated by the foregoing, determined by the Committee to be equitable to adjust Options held by Post-Separation TWCable Employees or other Option holders immediately prior to the Separation Date to account for any decrease in the Fair Market Value per Share resulting from the Special Dividend, it being understood that the Committee shall also exercise its power under the Plan to equitably adjust the exercise price of such Options to reflect the Special Dividend; (B) the number of Shares reserved for issuance pursuant to the Plan shall be increased by the number of Shares subject to Special Dividend Equivalent RSUs (as calculated in accordance with the definition of “Special Dividend Equivalent RSUs”); (C) the number of Shares authorized for issuance pursuant to the Plan shall be increased by 25,000,000 in addition to the increase provided for in clauses (A) and (B); (D) the Yearly Share Limit shall be increased from the previously-applicable 1.5% to 1.75%; and (E) none of the Shares underlying the Option adjustment contemplated by clause (A), the Shares subject to Special Dividend Equivalent RSUs as contemplated by clause (B), or the Shares underlying the Make-Up Awards shall be included in determining whether the Yearly Share Limit has been exceeded; provided that the Committee shall not make any adjustments to the number of Shares or other securities reserved or authorized for issuance pursuant to the Plan or the Yearly Share Limit in connection with the Separation or the Special Dividend, other than the adjustments described herein and pursuant to the Recapitalization as described in the Plan, as amended.
(b)	Change in Control. In the event of a Change in Control after the Effective Date, the Committee may (subject to Section 19), but shall not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Award, (B) cancel Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (D) provide that for a period of at least 30 days prior to the Change in Control, such Options shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options shall terminate and be of no further force and effect.
11. No Right to Employment or Awards
     The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the Employment of such Participant. No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).
12. Successors and Assigns
     The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
13. Non-transferability of Awards
     Unless otherwise determined by the Committee (and subject to the limitation that in no circumstances may an Award be transferred by the Participant for consideration or value), an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.
14. Amendments or Termination
     The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the stockholders of the Company, if such action would (except as is provided in Section 10 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or increase the maximum number of Shares of Restricted Stock or Other Stock-Based Awards that may be awarded hereunder, or the maximum number of Shares for which Awards may be granted to any Participant, (b) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan or (c) to Section 5(b), relating to repricing of Options or Stock Appreciation Rights, to permit such repricing; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

     Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance, prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A of the Code.
15. International Participants
     With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.
16. Other Benefit Plans
     All Awards shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the Participant, unless such plan or agreement specifically provides otherwise.
17. Choice of Law
     The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws, and except as otherwise provided in the pertinent Award agreement, any and all disputes between a Participant and the Company or any Affiliate relating to an Award shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York.
18. Effectiveness of the Plan
     The Plan shall be effective as of the Effective Date.
19. Section 409A

     Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.